Exhibit 99.1

FOR IMMEDIATE RELEASE
Group 1 Automotive Appoints Mark Raban as CEO of U.K. Operations
Houston, TX, USA and London, England, U.K. - October 1, 2024 - Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), a Fortune 250 automotive retailer with 260 dealerships located in the U.S. and U.K., announced the appointment of Mark Raban as Chief Executive Officer (“CEO”) of Group 1 Automotive U.K.
Raban brings more than 20 years of executive experience in automotive retail operations and finance to Group 1. In this new role, he will oversee the integration of the recently acquired Inchcape dealerships to drive strategic growth in the U.K. Leveraging the Company's expanded brand portfolio and presence, Raban will also focus on enhancing customer experience and reinforcing Group 1’s strong OEM partnerships.
“Mark is a proven leader with a history of success in the U.K. motor trade,” said Daryl Kenningham, Group 1’s President and CEO. “Following the transformative growth of our U.K. business, he will be instrumental in creating a high-performing culture among our team members and engaging customers across our expanded dealership network.”
Prior to joining Group 1, Raban progressed from Chief Financial Officer (“CFO”) to CEO at Lookers Motor Group, a dealership group in the U.K. and Ireland. Prior to joining Lookers, he served as CFO of Marshall Motor Holdings and held senior finance roles at companies such as Inchcape Retail, Selfridges, and Borders.
"I am excited to join the accomplished team at Group 1 during a pivotal moment for the organization and look forward to empowering our teams throughout the country,” said Raban. “By harnessing our combined strengths, we can drive operational excellence and customer-centric innovation. We have an opportunity to set the highest standard for automotive retailing in the U.K.”
Group 1 has operated in the U.K. since 2007. Today, the Company has 114 dealerships across the market and an extensive brand portfolio including Audi, BMW/MINI, Jaguar Land Rover, Lexus, Mercedes-Benz/smart, Porsche, Toyota, Volkswagen and Volkswagen Commercial Vehicles.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 260 automotive dealerships, 338 franchises, and 44 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.
SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Terry Bratton
Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com

or

Clint Woods
Pierpont Communications, Inc.
713-627-2223
cwoods@piercom.com

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